Exhibit 14.4

Code of Ethics for Senior Financial Officers

Erie Indemnity Company has a “Code of Conduct” that is applicable to all of its directors, officers and employees , as well as the directors, officers and employees of its subsidiaries and those of the Erie Insurance Exchange and its subsidiaries (collectively, “ERIE”).

Financial managers of the various entities within ERIE hold an important and elevated role in corporate governance. They are uniquely capable of ensuring, and are empowered to ensure, that stakeholders’ interests are appropriately balanced, protected and preserved. In this regard, in addition to being subject to ERIE’s “Code of Conduct”, ERIE’s Chief Executive Officer, Chief Financial Officer (“CFO”), Controller and other persons performing similar functions (collectively, the “Financial Officers”), are bound by this Code of Ethics for Senior Financial Officers. The Financial Officers covered by this Code must adhere to the standards set forth below in addition to other policies and procedures adopted by ERIE:

Conflict of Interest

Financial Officers must act ethically, with honesty and integrity. They must avoid actual or apparent conflicts of interest between personal and professional relationships. A Financial Officer’s personal interest must not interfere or appear to interfere with the interests of ERIE. If a conflict of interest or the appearance of a conflict of interest becomes known, it must be disclosed to ERIE’s General Counsel and the CFO, who will review and evaluate the potential conflict of interest to determine if any action is required.

Quality of ERIE Filings and Public Communications

The Financial Officers are responsible for the full, fair, accurate, timely and understandable disclosure of all information contained in reports and documents that ERIE files with, or submits to, the Securities and Exchange Commission (“SEC”) or Nasdaq or in news releases or other public communications made by ERIE. The Financial Officers must comply with ERIE’s disclosure controls and procedures and must disclose any required material facts so that the information communicated is not misleading and does not contain a material omission.

Reporting Significant Deficiencies and Fraud

Each Financial Officer shall promptly bring to the attention of ERIE’s Chief Executive Officer or General Counsel any information the Financial Officer may have concerning (i) significant deficiencies in the design or operation of internal controls which could adversely affect ERIE’s ability to record, process, summarize and report financial data, or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in ERIE’s financial reporting, disclosures or internal controls.

Compliance with Laws and Regulations

Each Financial Officer is required to comply with all applicable federal and state laws, rules and regulations. The Financial Officers are expected to be familiar with the legal and regulatory requirements applicable to their responsibilities and to perform their duties in accordance with such laws, rules and regulations.

Accountability

Each Financial Officer is personally accountable for adherence to this Code of Ethics for Senior Financial Officers.

Confidential Information

Each Financial Officer must respect the confidentiality of information acquired in the course of performing their work assignments, except if authorized or otherwise legally obligated to disclose. Each Financial Officer must avoid the use of confidential information for personal advantage.

Relationship with Independent Accountants and Auditors

No Financial Officer shall knowingly make or cause to be made any false or misleading statement to, or knowingly conceal or cause any other person to conceal any information or fact from, an accountant in connection with the preparation of financial statements or records or any audit, review or examination of the financial statements or records of ERIE or the preparation or filing of any report or document filed or required to be filed by ERIE with the SEC or Nasdaq or any other governmental or regulatory authority.

No Financial Officer shall take, or shall cause any other person acting under such Financial Officer’s direction to take, any action to coerce, manipulate, mislead or fraudulently influence any independent public or certified public accountant engaged in the performance of an audit or review of the financial statements of ERIE, if the Financial Officer knows or should know that such action, if successful, could result in rendering such financial statements false or misleading. Prohibited actions include, but are not limited to, those actions taken at any time to coerce, manipulate, mislead or fraudulently influence an auditor:

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To issue or reissue a report on ERIE’s financial statements that is not warranted under the circumstances, due to material violations of Generally Accepted Accounting Principles, Generally Accepted Auditing Standards or other professional or regulatory standards;

•	Not to perform an audit, review or other procedure required by Generally Accepted Auditing Standards or other professional or regulatory standards;

•	Not to withdraw an issued report; or

•	Not to communicate matters to ERIE’s Audit Committee.

The types of conduct that might constitute such improper influence include, but are not limited to, directly or indirectly:

•	Offering or paying bribes or other financial incentives, including but not limited to offering future employment or contracts for non-audit services;

•	Knowingly providing an auditor with an inaccurate or misleading legal analysis;

•	Threatening to cancel or cancelling existing non-audit or audit engagements if the auditor objects to ERIE’s accounting;

•	Seeking to have a partner of the auditing firm removed from the audit engagement because the partner objects to ERIE’s accounting; and

•	Blackmail or making physical or other threats.

ERIE’s Assets

Each Financial Officer shall exercise use of and control over all assets and resources employed or entrusted to such Financial Officer in a responsible manner.

Reporting and Enforcing Code Violations

Any Financial Officer or other employee of ERIE who has a reasonable belief that this Code of Ethics for Senior Financial Officers has been violated shall report such activity or circumstance to their immediate supervisor. If the possible violation involves the supervisor, the Financial Officer or other employee of ERIE shall report it to ERIE’s General Counsel, who will then decide with ERIE’s Chief Executive Officer if it needs to be disclosed to the Audit Committee of ERIE’s Board of Directors.

ERIE’s Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code by any Financial Officer. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code, and may include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits, and termination of the individual’s employment.

Communicating With the SEC

Nothing in this Code of Ethics for Senior Financial Officers prohibits any Financial Officer from reporting possible violations of federal law or regulation to the SEC or to any other governmental agency or entity or from making any other reports or disclosures that are protected under the whistleblower provisions of federal law or regulation. Financial Officers do not need prior authorization of ERIE’s Board of Directors, Chief Executive Officer, or General Counsel to make any such reports or disclosures, and they are not required to notify the Company that any such reports or disclosures have been made.

Waivers and Amendments

The Audit Committee of the Board of Directors shall consider any request for a waiver of this Code and any amendments to this Code, and all such waivers or amendments shall be disclosed promptly as required by law.

Effective: June 1, 2016

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